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ARI NETWORK SERVICES, INC.

(Name of Registrant as Specified in its Charter)

PARK CITY CAPITAL, LLC PARK CITY CAPITAL OFFSHORE MASTER, LTD. MICHAEL J. FOX JOHN M. MUELLER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 14, 2016

Dear fellow shareholders of ARI Network Services, Inc.:

Park City Capital, LLC is the beneficial owner of approximately 5.7% of the shares of ARI Network Services, Inc. (Nasdaq Capital Market: ARIS). We are nominating two highly qualified director candidates for election to the two open seats on ARI’s six-member staggered board at its “2017” annual meeting of shareholders expected to be held in January 2017.

Our interest, similar to the interests of all shareholders, is to maximize shareholder value at ARI. We believe that current market conditions have created the opportunity for ARI to maximize shareholder value by seeking to sell the company. Unfortunately, based on our discussions with the ARI board over the past two years, we believe that ARI has failed to take adequate steps to assess the value that could be obtained for shareholders through a sale of the company.

We believe strongly that the ARI board would benefit from the addition of two new independent board members who are experienced in sale transactions and would seek to ensure that the ARI board fully considers all strategic alternatives potentially available to the company for the benefit of all shareholders.

Why we have initiated a proxy contest at ARI

Based on our analysis and review, we believe that ARI’s shares are significantly undervalued and that favorable market conditions, including in the M&A and private equity markets, have created a unique opportunity for ARI to maximize shareholder value by seeking to sell the company. We believe that private equity firms and other potential buyers are eager to acquire companies like ARI at valuations that represent a significant premium to ARI’s current share price, as demonstrated by recent comparable transactions in ARI’s industry and similar industries.

We wrote letters to the ARI board on December 9, 2014 and September 14, 2015 (copies of which are available in our Schedule 13D filings made with the SEC) outlining our analysis regarding the potential value that could be obtained for shareholders through a sale process. We also engaged with ARI during this time in an effort to encourage and assist it in retaining a financial advisor, engaging with private equity firms, and exploring a sale of the company.

After almost two years of discussions with the board and management of ARI, we believe that ARI has not seriously considered retaining a financial advisor that could advise the board on these matters and has not seriously reviewed strategic alternatives to maximize value for shareholders.

We believe that, even if ARI were to now engage a financial advisor or announce a strategic process, the board of ARI would benefit greatly from the addition of new board members who are experienced in sales transactions and would represent the best interests of all shareholders independent of management. Our nominees will seek to ensure that the ARI board fully considers all potential strategic alternatives for the benefit of shareholders.

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We have communicated with the ARI board in an effort to work amicably towards a resolution of the proxy contest, but ARI has not responded to our efforts. We remain open to a productive dialogue with the ARI board for the benefit of all shareholders.

Our analysis regarding a sale of ARI

Although ARI has spent at least $40.5 million on acquisitions since 2012, its adjusted EBITDA per share has only increased 9% over this time. ARI’s current strategy has failed to generate sufficient returns for the company, as indicated by its low return on invested capital, which was only 4.82% in fiscal year 2016. Not surprisingly, ARI trades at a significant valuation discount to its peers.

The valuations taken from recent comparable transactions and peer stock trading prices, as shown in the table below, demonstrate the significant discount in ARI’s current stock trading price. Based on our discussions with financial advisors and private equity firms, we believe that ARI could currently be sold at a significant premium to its current trading price.

Given that management of ARI has indicated that its ultimate goal is to sell the company—perhaps as soon as 1-2 years from now—we believe the ARI board should pursue a sale transaction now to mitigate the potential downside risk that management may fail to execute on its business plan over the next few years and the potential downside risk of a decline in the M&A or private equity market or the economy in general.

The table below includes information regarding the assumed valuations from recent comparable transactions and the stock trading prices of other ARI peer companies. Information regarding each of the comparable transactions and peer companies follows this table:

				1YR Forward
Seller/Peer Company	Acquirer	Date	Enterprise Value $MM	EV/Revenue	EV/EBITDA
Dealertrack	Cox Automotive	10/01/2015	4,257	3.4x	16.1x
Solera Holdings	Vista Equity	03/03/2016	6,239	4.9x	12.9x
Incadea	Dealertrack	01/12/2015	190	2.7x	17.1x
Epicor Software	KKR	09/01/2016	3,300	3.3x	NA
CDK Global	NA	11/11/2016	9,460	4.3x	13.6x
MAM Software	NA	11/11/2016	87	2.6x	21.1x
Average				3.5x	16.2x

ARI Network Services	NA	11/11/2016	$90	1.8x	10.1x
Discount to Peers				-50.0%	-37.3%

Source: Bloomberg and Park City Capital estimates.

•	Dealertrack Technologies, Inc. (Nasdaq: TRAK) provides on-demand software and data solutions for the automotive retail industry in the United States. On October 1, 2015, Cox Automotive, Inc. announced that it acquired Dealertrack for $63.25 per share in cash, which represented a 59% premium to the closing price of Dealertrack’s stock on the last trading day before the deal was first announced.

•	Solera Holdings, Inc. (NYSE: SLH) provides software and services to the automobile insurance claims processing industry, collision repair facilities, independent assessors and automotive recyclers. On March 3, 2016, Vista Equity Partners announced that it acquired Solera for $55.85 per share in cash, which represented a 13% premium to the closing price of Solera’s stock on the last trading day before the deal was first announced.

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•	Incadea Plc (LSE AIM: INCA) provides software solutions and services to the automotive dealership industry, with products including dealer management, business intelligence and customer and vehicle relationship management systems. On January 12, 2015, Dealertrack announced that it acquired Incadea for 190 pence per share in cash, which represented a 60% premium to the closing price of Incadea’s stock on the last trading day before the deal was first announced.

•	Epicor Software Corporation offers retail software, mobile applications, cloud technology, scheduling, resource planning and other enterprise solutions. Epicor serves the hospitality, distribution, manufacturing and education sectors globally. On September 1, 2016, Epicor announced that it was acquired by KKR & Co. The purchase price was reported to be approximately $3.3 billion, including the assumption of Epicor’s debt.

•	CDK Global, Inc. (Nasdaq: CDK) is a provider of integrated information technology and digital marketing solutions to the automotive retail industry. CDK Global integrates workflow processes from pre-sale targeted advertising and marketing campaigns to the sale, financing, insurance, parts supply, repair and maintenance of vehicles. The information in the table above reflects CDK Global’s closing stock price on November 11, 2016.

•	MAM Software Group, Inc. (Nasdaq: MAMS) markets business management software for the automobile parts aftermarket. The information in the table above reflects MAM Software’s closing stock price on November 11, 2016.

ARI’s recently announced acquisition supports our position

As described above, ARI has failed to produce sufficient positive results from its strategy of organic and acquisition-driven growth to attain a valuation for ARI comparable to its peers.

We believe ARI has not been able to execute to its full potential because of the limitations of its current path. ARI’s extremely low multiple, coupled with its limited access to non-dilutive capital, makes it difficult for ARI to make accretive acquisitions and limits the size of the companies that ARI can acquire.

Prior to its recent announcement that it has acquired Auction 123 Inc., ARI has not announced an acquisition in at least 15 months. We believe that management should have a robust pipeline of companies that it could acquire, and so we are concerned at the current slow pace of acquisitions. In addition, although we are pleased to see management close an acquisition, we are disappointed with the size of the acquisition and the price the company appears to have paid.

We are disappointed with the size of the Auction 123 acquisition because we believe that it takes almost as much time and effort to close and integrate a $4 million revenue company as it would a much larger company. We are also disappointed with the price the company paid for Auction 123, as we estimate that ARI paid approximately 2.6x revenue for Auction 123 when ARI itself is currently trading at only 1.8x forward revenue.

One of the primary reasons we believe a private equity firm would be willing to pay a significant premium to acquire ARI is because under private ownership ARI would have much greater access to capital, would be able focus less on near-term margins, could increase the leverage on its balance sheet, and could make significantly larger and likely more frequent acquisitions.

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Our director nominees

Park City Capital will nominate the following two candidates to fill the two director seats up for election on ARI’s six-member staggered board:

John M. Mueller is the Managing Partner of Partners Private Equity LLC, a private equity firm with a focus on middle market buyouts and investments that he founded in 2013. Mr. Mueller also serves as CEO of LTS Scale Company, a supplier of industrial scales and weighing systems, which is a portfolio company of Partners Private Equity. Mr. Mueller was previously CEO of CapitalWorks LLC, a private equity firm specializing in middle market buyout transactions. Mr. Mueller was also previously the Founder and Managing Partner of Newmarket Partners, a middle market management consulting and financial advisory company, and Vice President of Whitman Heffernan Rhein & Co., a special situations investment firm. Mr. Mueller began his career at Chemical Bank where he was a Vice President in the Multinational and Investment Banking Divisions. Mr. Mueller serves on the board of directors of LTS Scale Company and he previously served on the board of directors of Magnatech Manufacturing and Bluffton Motor Works.

Michael J. Fox is the CEO of Park City Capital, LLC, a value-oriented investment management firm that he founded in 2008. Mr. Fox previously worked at J.P. Morgan, where he served as Vice President and Senior Business Services Analyst and headed the firm’s Business Services Equity Research Group. Mr. Fox serves on the board of directors of Resonant Inc. (NASDAQ: RESN) and on the board of directors and as Lead Director of AdCare Health Systems, Inc. (NYSE MKT: ADK).

Our director nominees will represent the best interests of all shareholders, independent of management, and will work to ensure that the board pursues the best possible results for all shareholders.

We believe our director candidates will add valuable perspectives and leadership to the ARI board relating to the pursuit of strategic alternatives and a sale process. We believe our candidates possess the skills, experience, energy and leadership abilities necessary to contribute to ARI as well-rounded board members. Our director candidates will be active and responsible stewards of the trust placed in them by shareholders.

We would like to hear from you

If you own shares of ARI, we would like to hear from you. We urge you to call us so that we can provide you with additional information. Please contact Alliance Advisors, our proxy advisor, toll-free at 855-737-3183.

If you would like to speak with Michael J. Fox of Park City Capital, we urge you to contact him directly at 214-855-0801.

Thank you for your support,

Michael J. Fox

Chief Executive Officer

Park City Capital, LLC

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# # #

Park City Capital, LLC and Park City Capital Offshore Master, Ltd. intend to make a filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to solicit votes for the election of director nominees at the “2017” annual meeting of shareholders of ARI Network Services, Inc.

Park City Capital Offshore Master, Ltd. beneficially owns 1,000,000 shares of common stock of ARI. Park City Capital, LLC, which is the investment manager of Park City Capital Offshore Master, Ltd., and Michael J. Fox, who serves as the managing member of Park City Capital, LLC, also beneficially own these shares.

Park City Capital, LLC, Park City Capital Offshore Master, Ltd., their control persons, and their nominees to the ARI board are the participants in this proxy solicitation. Information regarding the participants and their interests in the solicitation will be included in Park City Capital’s proxy statement and other materials filed with the SEC. SHAREHOLDERS OF ARI SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ANNUAL MEETING AND PARK CITY CAPITAL’S NOMINEES TO THE BOARD AND SOLICITATION OF PROXIES. THESE PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM ALLIANCE ADVISORS, LLC.

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